Exhibit 99.1

Contact:	Bob Marsocci
(310) 726-4656

DIRECTV COMPLETES $2.5 BILLION

SENIOR SECURED FINANCING

EL SEGUNDO, Calif., April 13, 2005 – The DIRECTV Group, Inc. (NYSE: DTV) announced today that its subsidiary, DIRECTV Holdings LLC, has completed its previously announced senior secured credit facility.  The size of the facility was increased to $2.5 billion as DIRECTV elected not to proceed with an anticipated $500 million unsecured notes offering.

The new senior secured credit facility consists of a $500 million undrawn six-year revolving credit facility, a $500 million six-year Term A loan and a $1.5 billion eight-year Term B loan.  The interest rate on each of the loans is currently LIBOR plus 1.50% per annum.  The facility is secured by substantially all of the assets of DIRECTV Holdings and its domestic subsidiaries and is guaranteed by all of its domestic subsidiaries.  The proceeds of the facility were used to repay the existing $1.0 billion senior secured loan and replace an undrawn $250 million revolving credit facility, to repay an unsecured $875 million note owing to DIRECTV Group and to pay transaction costs, with the remaining proceeds available for working capital or other purposes.  Bank of America, N.A. is the administrative agent and collateral agent for the facility, and JP Morgan Chase Bank, N.A. is the syndication agent.  Bank of America Securities LLC and J.P. Morgan Securities Inc. were co-lead arrangers and co-book managers, while Credit Suisse First Boston, Goldman Sachs Credit Partners, L.P. and Citicorp North America, Inc. acted as co-documentation agents.

“The financing was very well received and we are pleased with its successful completion,” said Michael Palkovic, DIRECTV CFO.  “This transaction strengthens our financial position, provides us with additional flexibility in our operating and financial covenants and was completed at what we consider to be a very attractive interest rate.”

The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services.  The DIRECTV Group, Inc. is 34 percent owned by News Corporation.  For more information please visit www.directv.com.

###